U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 10, 2007

AMIWORLD, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-52742	20-5928518
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

60 E. 42nd Street, Suite 1225

New York, NY 10165

(Address of principal executive offices)

(212) 557-0223

(Issuer’s Telephone Number)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective December 10, 2007, we entered into an agreement with JASB of New York Corp., a privately held New York corporation (“JASB”), wherein we acquired all of JASB’s interest in Odin Petroil, S.A., a Columbian corporation (“Odin”). We issued 7,814,772 shares of our “restricted” Common Stock in exchange for this interest. The consideration for the acquisition of Odin was determined based upon an independent valuation of Odin. We valued the shares of our Common Stock issued in this transaction at $1.50 per share. We originally planned to acquire Odin in exchange for cash, but subsequently elected to issue equity rather than pay cash in order to conserve our capital. A copy of the relevant Stock Purchase Agreement relating to this transaction is attached to this report as Exhibit 10.12.

Odin was formed in March 2007 and since its inception it has developed an oil refinery in Columbia, South America that is located on property that we owned prior to this acquisition. We had been leasing to Odin a portion of the land where our biodiesel plant that is currently being constructed is situated. The site is approximately 20,000 square feet. As of the date of this Report, this refinery has not been completed in its entirety, but is currently operational. Odin constructed this oil refinery and concluded construction operations on August 27, 2007. On October 1, 2007, the refinery completed all of its testing, staff training, and began its refining operations. During October 2007, Odin engaged in production activities, but did not begin generating revenues until November 2007. During November 2007, Odin generated gross revenues of $133,398 from the refinery’s operations.

The refinery, when completed in its entirety, will be capable of producing 576,000 BBI (24.2 million gallons). In order to minimize front-end expenses, equipment for only fifty percent of this production has been purchased and installed, with the remaining equipment to be purchased within the next 12 months. As a result, the initial refinery production capacity is 288,000 BBI (12.1M gallons).

JASB paid the entire construction costs for the refinery. The total cost of developing the refinery (excluding the land) paid by JASB was as follows:

RefinPlPlant Construction Expense	$1,437,360
Equipment	1,395,703
Storage Tanks	905,343
Other Incidental Equipment	1,879,130
TOTAL INVESTMENT	$5,617,536

As a result of this acquisition, in addition to having the capacity to produce two distinct types of fuels, we also can produce blended fuels. Columbia recently passed legislation requiring petroleum diesel fuel to be blended with biodiesel fuel on a 95:5 basis. The United States and other countries are increasingly working toward a mixture of 80:20 due to environmental benefits. Having the internal capacity to blend fuels is expected to give us a significant competitive advantage by eliminating the “middle-man.” Specifically, we will now have the ability to blend our own fuel, thus eliminating having the oil refineries perform this

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task and add a mark-up to their price for the blended fuel. There are no assurances that the ability to blend fuels will result in any competitive advantages.

We intend to acquire and assemble an Automatic Atmospheric Refining Plant which provides for fractionated distillation, designed to meet operational needs and comply with all environmental regulations, including both Colombian and International standards related to refining, storage, transportation, products certification, spills prevention measures, firefighting system measures and standards and effluents controls. We also intend to install monitoring systems at this plant to allow managers and officers to observe activity and an automated system to measures the weight of each cargo. Also, a laboratory will be built on this site that will have state-of-the-art equipment to guarantee quality control.

Item 3.02 Unregistered Sales of Equity Securities.

Effective December 10, 2007, we issued 500,000 shares of our Common Stock upon conversion of a previously issued convertible note in the amount of $500,000 ($1.00 per share). These shares were issued in favor of JASB. Mamoru Saito, our Chief Executive Officer and a director of our Company, owns 100% of JASB. We relied upon the exemption from registration afforded by Section 4/2 under the Securities Act of 1933, as amended, to issue these shares.

In addition, effective December 10, 2007, we issued an aggregate of 7,814,772 shares of our Common Stock in order to acquire a 95% interest in Odin Petroil, S.A., a Columbian corporation (“Odin”) that is owned by JASB of New York Corp. Mamoru Saito, our Chief Executive Officer and a director of our Company, is the controlling shareholder of JASB. See Item 1.01, above, for a more detailed description of this transaction.

We relied upon the exemption from registration afforded by Section 4/2 under the Securities Act of 1933, as amended, to issue these shares.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired.

Audited financial statements of Odin Petroil, S.A. for the interim period from Odin’s inception through September 30, 2007 will be included in an amendment to this Report, which amendment will be filed on or before February 15, 2008.

(b) Pro forma financial information.

Pro forma financial information reflecting our acquisition of Odin Petroil, S.A. prepared in accordance with Article 11 of Regulation S-X will be included in an amendment to this Report, which amendment will be filed on or before February 15, 2008.

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(d) Exhibits.

The following exhibit is included in this report:

No.	Description of Exhibit

10.12	Stock Purchase Agreement between us and JASB of New York Corp. dated December 10, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2007	AMIWORLD, INC.
(Registrant)

By: s/ Mamoru Saito___________________
Mamoru Saito, Chief Executive Officer

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